Exhibit 4.2

SENESTECH, INC.

FORM OF STOCK OPTION GRANT NOTICE

Senestech, Inc. (the “Company”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Option Agreement will have the same definitions as in the Option Agreement. If there is any conflict between the terms in this notice and the Option Agreement, the terms of the Option Agreement will control.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise Schedule:	☒	Same as Vesting Schedule	☐	Early Exercise Permitted

Vesting Schedule:	The shares vest in a series of thirty-six (36) successive equal monthly installments measured from the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.

Payment:	By one or a combination of the following items (described in the Option Agreement):

	☐	By cash, check, bank draft or money order payable to the Company

	☐	Pursuant to a Regulation T Program if the shares are publicly traded

	☐	By delivery of already-owned shares if the shares are publicly traded

	☐	By deferred payment

	☐	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice and the Option Agreement. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Option Agreement set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, and (ii) the following agreements only. By accepting this option, you consent to receive such documents by electronic delivery and through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Other Agreements:

Senestech, Inc.		Optionholder:

By:		By:
	Signature		Signature

Title:

Date:		Date:

Attachments: Option Agreement and Notice of Exercise

SENESTECH, INC.

FORM OF

STAND-ALONE

OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Senestech, Inc. (the “Company”) has granted you an option to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice will have the definitions set forth in Exhibit A attached hereto.

The details of your option, in addition to those set forth in the Grant Notice, are as follows:

1. Vesting. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3. Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4. Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a) a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement; and

(c) you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5. Method of Payment. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b) Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

(d) Pursuant to the following deferred payment alternative:

(i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, will be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii) Interest will be compounded at least annually and will be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the classification of your option as a liability for financial accounting purposes.

(iii) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

6. Whole Shares. You may exercise your option only for whole shares of Common Stock.

7. Securities Law Compliance. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8. Term. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the fifth (5th) anniversary of the Date of Grant.

9. Exercise.

(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c) Intentionally omitted.

(d) By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. Transferability. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

(c) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11. Right of First Refusal. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if there is no right of first refusal described in the Company’s bylaws at such time, the right of first refusal described below will apply. The Company’s right of first refusal will expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system (the “Listing Date”).

(a) Prior to the Listing Date, you may not validly Transfer (as defined below) any shares of Common Stock acquired upon exercise of your option, or any interest in such shares, unless such Transfer is made in compliance with the following provisions:

(i) Before there can be a valid Transfer of any shares of Common Stock or any interest therein, the record holder of the shares of Common Stock to be transferred (the “Offered Shares”) will give written notice (by registered or certified mail) to the Company. Such notice will specify the identity of the proposed transferee, the cash price offered for the Offered Shares by the proposed transferee (or, if the proposed Transfer is one in which the holder will not receive cash, such as an involuntary transfer, gift, donation or pledge, the holder will state that no purchase price is being proposed), and the other terms and conditions of the proposed Transfer. The date such notice is mailed will be hereinafter referred to as the “Notice Date” and the record holder of the Offered Shares will be hereinafter referred to as the “Offeror.” If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding Common Stock which is subject to the provisions of your option, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares of Common Stock acquired upon exercise of your option will be immediately subject to the Company’s Right of First Refusal (as defined below) with the same force and effect as the shares subject to the Right of First Refusal immediately before such event.

(ii) For a period of thirty (30) calendar days after the Notice Date, or such longer period as may be required to avoid the classification of your option as a liability for financial accounting purposes, the Company will have the option to purchase all (but not less than all) of the Offered Shares at the purchase price and on the terms set forth in Section 11(a)(iii) (the Company’s “Right of First Refusal”). In the event that the proposed Transfer is one involving no payment of a purchase price, the purchase price will be deemed to be the Fair Market Value of the Offered Shares as determined in good faith by the Board in its discretion. The Company may exercise its Right of First Refusal by mailing (by registered or certified mail) written notice of exercise of its Right of First Refusal to the Offeror prior to the end of said thirty (30) days (including any extension required to avoid classification of the option as a liability for financial accounting purposes).

(iii) The price at which the Company may purchase the Offered Shares pursuant to the exercise of its Right of First Refusal will be the cash price offered for the Offered Shares by the proposed transferee (as set forth in the notice required under Section 11(a)(i)), or the Fair Market Value as determined by the Board in the event no purchase price is involved. To the extent consideration other than cash is offered by the proposed transferee, the Company will not be required to pay any additional amounts to the Offeror other than the cash price offered (or the Fair Market Value, if applicable). The Company’s notice of exercise of its Right of First Refusal will be accompanied by full payment for the Offered Shares and, upon such payment by the Company, the Company will acquire full right, title and interest to all of the Offered Shares.

(iv) If, and only if, the option given pursuant to Section 11(a)(ii) is not exercised, the Transfer proposed in the notice given pursuant to Section 11(a)(i) may take place; provided, however, that such Transfer must, in all respects, be exactly as proposed in said notice except that such Transfer may not take place either before the tenth (10th) calendar day after the expiration of the thirty (30) day option exercise period or after the ninetieth (90th) calendar day after the expiration of the thirty (30) day option exercise period, and if such Transfer has not taken place prior to said ninetieth (90th) day, such Transfer may not take place without once again complying with this Section 11(a). The option exercise periods in this Section 11(a)(iv) will be adjusted to include any extension required to avoid the classification of your option as a liability for financial accounting purposes.

(b) As used in this Section 11, the term “Transfer” means any sale, encumbrance, pledge, gift or other form of disposition or transfer of shares of Common Stock or any legal or equitable interest therein; provided, however, that the term Transfer does not include a transfer of such shares or interests by will or intestacy to your Immediate Family (as defined below). In such case, the transferee or other recipient will receive and hold the shares of Common Stock so transferred subject to the provisions of this Section, and there will be no further transfer of such shares except in accordance with the terms of this Section 11. As used herein, the term “Immediate Family” will mean your spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of you or your spouse, or the spouse of any child, adopted child, grandchild or adopted grandchild of you or your spouse.

(c) None of the shares of Common Stock purchased on exercise of your option will be transferred on the Company’s books nor will the Company recognize any such Transfer of any such shares or any interest therein unless and until all applicable provisions of this Section 11 have been complied with in all respects. The certificates of stock evidencing shares of Common Stock purchased on exercise of your option will bear an appropriate legend referring to the transfer restrictions imposed by this Section 11.

(d) To ensure that the shares subject to the Company’s Right of First Refusal will be available for repurchase by the Company, the Company may require you to deposit the certificates evidencing the shares that you purchase upon exercise of your option with an escrow agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company. If the Company does not require such deposit as a condition of exercise of your option, the Company reserves the right at any time to require you to so deposit the certificates in escrow. As soon as practicable after the expiration of the Company’s Right of First Refusal, the agent will deliver to you the shares and any other property no longer subject to such restriction. In the event the shares and any other property held in escrow are subject to the Company’s exercise of its Right of First Refusal, the notices required to be given to you will be given to the escrow agent, and any payment required to be given to you will be given to the escrow agent. Within thirty (30) days after payment by the Company for the Offered Shares, the escrow agent will deliver the Offered Shares that the Company has repurchased to the Company and will deliver the payment received from the Company to you.

12. Right of Repurchase. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company will have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

13. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14. Withholding Obligations.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15. Miscellaneous.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to the Option will constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Option. Corporate action constituting a grant by the Company of the Option to the Optionholder will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Option is communicated to, or actually received or accepted by, the Optionholder. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Stock Award Agreement as a result of a clerical error in the papering of the Stock Award Agreement, the corporate records will control and the Optionholder will have no legally binding right to the incorrect term in the Stock Award Agreement.

(c) Stockholder Rights. The Optionholder will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to the Option unless and until (i) the Optionholder has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Option pursuant to its terms, and (ii) the issuance of the Common Stock subject to the Option has been entered into the books and records of the Company.

(d) Change in Time Commitment. In the event the Optionholder’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Optionholder is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of the Option to the Optionholder, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares subject to any portion of the Option that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to the Option. In the event of any such reduction, the Optionholder will have no right with respect to any portion of the Option that is so reduced or extended.

(e) Investment Assurances. The Company may require the Optionholder, as a condition of exercising or acquiring Common Stock under the Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring Common Stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Option has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Stock Award Agreement as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

16. Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: the class(es) and maximum number of securities that may be issued pursuant to the exercise of the Option. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all the Option will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that Optionholder is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause a portion or all of the Option to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Option has not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. In the event of a Corporate Transaction unless otherwise provided in other written agreement between the Company or any Affiliate and the Optionholder or unless otherwise expressly provided by the Board at the time of grant of the Option. In the event of a Corporate Transaction, then, notwithstanding any other provision of the of the Stock Award Agreement to the contrary, the Board may take one or more of the following actions with respect to the Option, contingent upon the closing or completion of the Corporate Transaction:

(i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Option or to substitute a similar stock award for the Option (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction);

(ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Option to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii) accelerate the vesting, in whole or in part, of the Option (and, if applicable, the time at which the Option may be exercised) to a date prior to the effective time of such Corporate Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Option terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction; provided, however, that the Board may require Optionholders to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Transaction, which exercise is contingent upon the effectiveness of such Corporate Transaction;

(iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Option;

(v) cancel or arrange for the cancellation of the Option, to the extent not vested or not exercised prior to the effective time of the Corporate Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi) make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Optionholder would have received upon the exercise of the Option immediately prior to the effective time of the Corporate Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Corporate Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board may take different actions with respect to the vested and unvested portions of the Option.

(d) Change in Control. The Option may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement or as may be provided in any other written agreement between the Company or any Affiliate and the Optionholder, but in the absence of such provision, no such acceleration will occur.

17. Tax Consequences. You hereby agree that the Company does not have a duty to design or administer this Option Agreement, the Grant Notice or any of its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

18. Notices. Any notices provided for in your option will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this option by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19. Amendments. The Board will have the power to amend the terms of the Option Agreement or Grant Notice, including, but not limited to, amendments to provide terms more favorable to the Optionholder than previously provided in the Option Agreement or Grant Notice, provided however, that the Optionholder’s rights under the Option Agreement or Grant Notice will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Optionholder, and (B) the Optionholder consents in writing. Notwithstanding the foregoing, (1) the Optionholder’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Optionholder’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of The Option without the affected Optionholder’s consent (A) to clarify the manner of exemption from, or to bring the Option into compliance with, Section 409A of the Code; or (B) to comply with other applicable laws.

20. Choice of Law. The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Option Agreement or Grant Notice, without regard to that state’s conflict of laws rules.

EXHIBIT A

DEFINED TERMS

As used in the Grant Notice and Option Agreement, the following definitions will apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Option after the Date of Grant without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(d) “Cause” will have the meaning ascribed to such term in any written agreement between the Optionholder and the Company defining such term and, in the absence of such agreement, such term means, with respect to the Optionholder, the occurrence of any of the following events: (i) the Optionholder’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the Optionholder’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Optionholder’s intentional, material violation of any contract or agreement between the Optionholder and the Company or of any statutory duty owed to the Company; (iv) the Optionholder’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) the Optionholder’s gross misconduct. The determination that a termination of the Optionholder’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of the Optionholder was terminated with or without Cause for the purposes of the outstanding Option held by the Optionholder will have no effect upon any determination of the rights or obligations of the Company or the Optionholder for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the Date of Grant, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Option Agreement, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Optionholder will supersede the foregoing definition with respect to the Option subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Senestech, Inc., a Nevada corporation.

(i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant”.

(j) “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate, will not terminate the Optionholder’s Continuous Service; provided, however, that if the Entity for which the Optionholder is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, the Optionholder’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in the Option only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Optionholder, or as otherwise required by law.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Director” means a member of the Board.

(m) “Disability” means, with respect to the Optionholder, the inability of the Optionholder to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(n) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee”.

(o) “Entity” means a corporation, partnership, limited liability company or other entity.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(q) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock determined by the Board in compliance with Section 409A of the Code.

(s) “Incentive Stock Option” means an option that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(t) “Nonstatutory Stock Option” means any option that does not qualify as an Incentive Stock Option.

(u) “Officer” means any person designated by the Company as an officer.

(v) “Option” means a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Grant Notice and this Option Agreement.

(w) “Option Agreement” means this agreement between the Company and the Optionholder evidencing the terms and conditions of an Option grant.

(x) “Optionholder” means a person to whom an Option is granted pursuant to the Grant Notice or, if applicable, such other person who holds an outstanding Option.

(y) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(z) “Optionholder” means a person to whom the Option is granted or, if applicable, such other person who holds the outstanding Option .

(aa) “Rule 405” means Rule 405 promulgated under the Securities Act.

(bb) “Rule 701” means Rule 701 promulgated under the Securities Act.

(cc) “Securities Act” means the Securities Act of 1933, as amended.

(dd) “Stock Award Agreement” means this Option Agreement and the Grant Notice.

(ee) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .